Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

SECOND QUARTER 2012 FINANCIAL RESULTS

•                  Total Revenues of $225.6 million

•                  Earnings per Share of $1.37 per Basic Share or $1.34 per Diluted Share

•                  Earnings Before Non-Cash Charges of $2.42 per Basic Share, or $2.37 per Diluted Share

Silver Spring, MD, July 26, 2012: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the second quarter ended June 30, 2012.

“I am pleased with our second quarter results, which reflect the continued strength of our core business,” remarked Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “I am also pleased that our Board authorized an additional $100 million share repurchase program to return further value to our shareholders, which we announced at the end of June.”

Total revenues for the quarter ended June 30, 2012 were $225.6 million, up from $183.8 million for the quarter ended June 30, 2011. Net income for the quarter ended June 30, 2012 was $72.3 million or $1.37 per basic share, compared to $73.9 million or $1.27 per basic share for the same quarter in 2011. Gross margin from sales was $192.2 million for the quarter ended June 30, 2012, compared to $162.4 million for the same quarter last year. Earnings before non-cash charges(1) for the quarter ended June 30, 2012 were $127.7 million, compared to $93.5 million for the same quarter in 2011.

Financial Results for the Three Months Ended June 30, 2012

Revenues

The table below summarizes the components of net revenues (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2012	2011	Change

Cardiopulmonary products:
Remodulin	$110,398	$104,894	5.2%
Tyvaso	81,210	61,809	31.4%
Adcirca	30,224	16,843	79.4%
Other	3,745	205	1,726.8%
Total net revenues	$225,577	$183,751	22.8%

Revenues for the quarter ended June 30, 2012 increased by $41.8 million, compared to the same quarter in 2011. The growth in product revenues reflects the increase in the number of patients being prescribed our products.  For the quarter ended June 30, 2012, other revenue includes the recognition of $2.0 million of deferred revenue as the result of the termination of a license agreement and the resulting termination of our obligation to perform future services.

(1)          See definition of earnings before non-cash charges, a non-GAAP financial measure, and a reconciliation of net income to earnings before non-cash charges below.

Expenses

The table below summarizes research and development expense by major project and non-project components (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2012	2011	Change

Project and non-project component:
Cardiopulmonary	$22,058	$24,490	(9.9)%
Share-based compensation expense (benefit)	4,221	(9,555)	144.2%
Other	10,820	9,305	16.3%
Total research and development expense	$37,099	$24,240	53.0%

Share-based compensation. The increase in share-based compensation of $13.8 million for the quarter ended June 30, 2012, compared to the same quarter in 2011, corresponded to the increase in the price of our common stock.

The table below summarizes selling, general and administrative expense by major categories (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2012	2011	Change

Category:
General and administrative	$31,233	$24,268	28.7%
Sales and marketing	17,136	17,072	0.4%
Share-based compensation expense (benefit)	4,889	(17,484)	128.0%
Total selling, general and administrative expense	$53,258	$23,856	123.2%

General and administrative. The increase in general and administrative expenses for the quarter ended June 30, 2012, compared to the same quarter in 2011, corresponded principally to the recognition of a $6.8 million impairment loss equal to the net book value of a contract-based intangible asset due to the termination of the underlying contract.

Share-based compensation. The increase in share-based compensation of $22.4 million for the quarter ended June 30, 2012, compared to the same quarter in 2011, corresponded to the increase in the price of our common stock.

Income Taxes

The provision for income taxes was $31.0 million for the quarter ended June 30, 2012, compared to $35.7 million for the same quarter in 2011. The decrease in the provision for income taxes reflects lower pre-tax earnings for the quarter ended June 30, 2012, compared to the same quarter in 2011, and a decrease in the estimated annual effective tax rate to 32 percent as of June 30, 2012 from 34 percent as of June 30, 2011 reflecting an increase in the estimated annual deduction for domestic manufacturing.

2012 Revenue Guidance

We reaffirm our 2012 full-year revenue guidance for our three commercial products (Remodulin®, Tyvaso® and Adcirca®), as we continue to expect related revenues to fall within a range of 5% above or below $875 million for 2012.

Earnings Before Non-Cash Charges

Earnings before non-cash charges is defined as net income, adjusted for the following non-cash charges, as applicable: (1) interest; (2) income taxes; (3) license fees; (4) depreciation and amortization; (5) impairment charges; and (6) share-based compensation (stock option and share tracking award expense).

A reconciliation of net income to earnings before non-cash charges is presented below (in thousands, except per share data):

	Three Months Ended June 30,
	2012		2011

Net income, as reported	$72,316		$73,891
Adjust for non-cash charges:
Interest expense	3,879		5,431
Income tax expense	30,974		35,723
License fees	—		—
Depreciation and amortization	6,292		4,837
Impairment charges	4,839	(1)	609
Share-based compensation expense (benefit)	9,447		(27,037)
Earnings before non-cash charges	$127,747		$93,454

Earnings before non-cash charges per share:
Basic	$2.42		$1.61
Diluted	$2.37		$1.49

Weighted average number of common shares outstanding:
Basic	52,747		58,180
Diluted	53,942		62,756

(1)          Consists of a $6.8 million impairment loss relating to a contract-based intangible asset, upon the termination of the underlying license agreement during the three months ending June 30, 2012, net of the $2.0 million of deferred revenue we recognized as a result of the terminated license agreement and the termination of our obligation to perform future services.

Conference Call

We will host a half-hour teleconference on Thursday, July 26, 2012, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406 and using access code 96430669.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, earnings before non-cash charges, that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before non-cash charges to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure enhances investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. In addition, we have historically reported earnings before non-cash charges to investors, and believe the inclusion of this non-GAAP financial measure provides investors with a consistent method of comparison to historical periods. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.  A reconciliation of net income, the most directly comparable GAAP financial measure, to earnings before non-cash charges can be found in the table above under the heading, Earnings Before Non-Cash Charges.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations about future operating results, including our revenue guidance for 2012, and statements regarding future repurchases of our common stock. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of the date of this press release, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,
	2012	2011
	(Unaudited)
Revenues:
Net product sales	$221,832	$183,546
Other	3,745	205
Total revenues	225,577	183,751
Operating expenses:
Research and development	37,099	24,240
Selling, general and administrative	53,258	23,856
Cost of product sales	29,633	21,162
Total operating expenses	119,990	69,258
Operating income	105,587	114,493
Other (expense) income:
Interest income	1,055	839
Interest expense	(3,879)	(5,431)
Equity loss in affiliate	(42)	(30)
Other, net	569	(257)
Total other (expense) income, net	(2,297)	(4,879)
Income before income taxes	103,290	109,614
Income tax expense	(30,974)	(35,723)
Net income	72,316	73,891
Net income per common share:
Basic	$1.37	$1.27
Diluted	$1.34	$1.18

Weighted average number of common shares outstanding:
Basic	52,747	58,180
Diluted	53,942	62,756

SELECTED CONSOLIDATED BALANCE SHEET DATA

June 30, 2012

(Unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts of $5.4 million)	$701,312
Total assets	1,556,401
Total liabilities and common stock subject to repurchase	546,802
Total stockholders’ equity	1,009,599